Filed Pursuant to Rule 433

Registration No. 333-267245

Final Term Sheet

February 14, 2024

VERIZON COMMUNICATIONS INC.

€1,000,000,000 3.500% Notes due 2032

€1,000,000,000 3.750% Notes due 2036

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	€1,000,000,000 3.500% Notes due 2032 (the “Notes due 2032”)

€1,000,000,000 3.750% Notes due 2036 (the “Notes due 2036” and, together with the Notes due 2032, the “Notes”)

Trade Date:	February 14, 2024

Settlement Date (T+10):	February 28, 2024

Maturity Date:	Notes due 2032:	June 28, 2032
	Notes due 2036:	February 28, 2036

Interest Payment Dates:	Notes due 2032:	Annually in arrears on each June 28, commencing June 28, 2024 (short first coupon)
	Notes due 2036:	Annually in arrears on each February 28, commencing February 28, 2025

Aggregate Principal Amount Offered:	Notes due 2032:	€1,000,000,000
	Notes due 2036:	€1,000,000,000

Public Offering Price:	Notes due 2032:	99.234% plus accrued interest, if any, from February 28, 2024
	Notes due 2036:	99.204% plus accrued interest, if any, from February 28, 2024

Pricing Benchmark:	Notes due 2032:	Interpolated 8-year and 9-year EUR
mid-swap

	Notes due 2036:	12-year EUR mid-swap

Pricing Benchmark Yield:	Notes due 2032:	2.710%
	Notes due 2036:	2.754%

Re-offer Spread vs.	Notes due 2032:	MS + 90 basis points
Pricing Benchmark:	Notes due 2036:	MS + 108 basis points

Re-offer Yield (annual):	Notes due 2032:	3.610%
	Notes due 2036:	3.834%

Government Benchmark:	Notes due 2032:	DBR 0.000% 02/15/32
	Notes due 2036:	DBR 0.000% 05/15/35

Re-offer Spread vs.	Notes due 2032:	B + 132.3 basis points
Government Benchmark:	Notes due 2036:	B + 140.5 basis points

Underwriting Discount:	Notes due 2032:	30 basis points
	Notes due 2036:	37.5 basis points

Proceeds to Verizon (before expenses):	Notes due 2032:	98.934%
	Notes due 2036:	98.829%

Interest Rate:	Notes due 2032:	3.500% per annum
	Notes due 2036:	3.750% per annum

Denominations:	Minimum denominations of €100,000 and integral multiples of €1,000 in excess of €100,000

Redemption:	Notes due 2032: (i) at any time prior to March 28, 2032 (3 months prior to maturity) (the “Notes due 2032 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2032 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, assuming for such purpose that the Notes due 2032 matured on the Notes due 2032 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2032 Par Call Date, at 100% of the principal amount of the Notes due 2032 being redeemed plus accrued and unpaid interest

Notes due 2036: (i) at any time prior to November 28, 2035 (3 months prior to maturity) (the “Notes due 2036 Par Call Date”), make-whole call at the greater of 100% of the principal amount of the Notes due 2036 being redeemed, or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, assuming for such purpose that the Notes due 2036 matured on the Notes due 2036 Par Call Date, plus accrued and unpaid interest and (ii) at any time on or after the Notes due 2036 Par Call Date, at 100% of the principal amount of the Notes due 2036 being redeemed plus accrued and unpaid interest

CUSIPs:	Notes due 2032:	92343VGU2
	Notes due 2036:	92343VGV0

ISINs:	Notes due 2032:	XS2770514789
	Notes due 2036:	XS2770514946

Common Codes:	Notes due 2032:	277051478
	Notes due 2036:	277051494

Listing:	Verizon intends to apply to list the Notes on the New York Stock Exchange (the “NYSE”). Trading in the Notes on the NYSE is expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the Notes at any time.

Allocation	Principal Amount of Notes due 2032	Principal Amount of Notes due 2036
Barclays Bank PLC	€187,500,000	€187,500,000
BNP Paribas	€187,500,000	€187,500,000
Deutsche Bank AG, London Branch	€187,500,000	€187,500,000
J.P. Morgan Securities plc	€187,500,000	€187,500,000
Banco Santander, S.A.	€50,000,000	€50,000,000
CastleOak Securities, L.P.	€50,000,000	€50,000,000
SMBC Nikko Capital Markets Limited	€50,000,000	€50,000,000
The Toronto-Dominion Bank	€50,000,000	€50,000,000
Bancroft Capital, LLC	€25,000,000	€25,000,000
Tigress Financial Partners, LLC	€25,000,000	€25,000,000

Total	€1,000,000,000	€1,000,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated February 14, 2024; Prospectus dated September 2, 2022

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Bank PLC at +1 (888) 603-5847, BNP Paribas at +44 (0) 20 7595 8222, Deutsche Bank AG, London Branch at +1 (800) 503-4611 and J.P. Morgan Securities plc at +44-207-134-2468, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the second business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Manufacturer target market (MiFID II/UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.